UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Johnston, Charles C.
     c/o Internet Commerce Corporation
     805 Third Avenue
     New York, NY  10022

2. Issuer Name and Ticker or Trading Symbol

   Internet Commerce Corporation ("ICCSA")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   March, 2000

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
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Class A Common Stock (1)   |03/16/|  X | |   60,000         | A |    (2)    |   60,000          |  D   |                           |
                           | 00   |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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(1)  Received upon exercise of options held by Mr. Johnston.

(2) 8,000 and 52,000 shares of Class A Common Stock were received upon exercise of options at exercise prices of $1.40625 per share and $2.50 per share, respectively.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |        |      |Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |        |      |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|    A   |    D |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
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Employee Stock Options|$2.50   |08/19 | J  | |52,000 |       | (1) |Jan  |Class A     |52,000 | N/A   |52,000     |D   |           |
                      |        |  98  |    | |       |       |     |31,  |Common      |       |       |           |    |           |
                      |        |      |    | |       |       |     |2006 |Stock       |       |       |           |    |           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options|$2.50   |03/16 | X  | |       |60,000 |N/A  |N/A  | N/A        |  N/A  | N/A   |   0       |    |           |
                      |        |  00  |    | |       |       |     |     |            |       |       |           |    |           |
                      |        |      |    | |       |       |     |     |            |       |       |           |    |           |
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                      |        |      |    | |       |       |     |     |            |       |       |           |    |           |
                      |        |      |    | |       |       |     |     |            |       |       |           |    |           |
                      |        |      |    | |       |       |     |     |            |       |       |           |    |           |
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Explanation of Responses:

(1) 17,333 of these options became exercisable on August 19, 1998 and the remaining 34,667 became exercisable on November 18, 1998.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                               /s/ Charles C. Johnston
                                               --------------------------------
                                               ** Signature of Reporting Person

                                               March 29, 2000
                                               -----------------
                                               Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7-96)
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